EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED SEPTEMBER 30, 2013

PAYCHEX, INC. REPORTS FIRST QUARTER RESULTS

September 30, 2013
FIRST QUARTER FISCAL 2014 HIGHLIGHTS

•	Total service revenue increased 5% to $597.9 million.

•	Payroll service revenue increased 2% to $395.2 million.

•	Human Resource Services revenue increased 11% to $202.7 million.

•	Operating income increased 7% to $255.1 million and operating income, net of certain items, increased 8% to $245.1 million.

•	Net income increased 6% to $162.8 million and diluted earnings per share increased 5% to $0.44 per share.
ROCHESTER, NY, September 30, 2013 — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total service revenue of $597.9 million for the three months ended August 31, 2013 (the “first quarter”), an increase of 5% from $568.1 million for the same period last year. Net income increased 6% to $162.8 million and diluted earnings per share increased 5% to $0.44 per share.
Martin Mucci, President and Chief Executive Officer, commented, “We had a solid start to fiscal 2014. Payroll revenue results met expectations and Human Resource Services revenue growth continued to progress at a double-digit rate. Our sales execution continues to advance, particularly in core payroll and in Human Resource Services. Our investments in market-leading software-as-a-service technology and mobile applications position us for long-term growth. Furthermore, client satisfaction and client retention continued at record levels."
Mr. Mucci added, "We recently announced we are expanding our Payroll and Human Resource Services offerings into South America through a joint venture arrangement in Brazil. Brazil is a significant market with a growing economy, approximately five million small businesses, and, with recent regulatory changes, a significant opportunity for outsourcing payroll and human resource services. We also have recently acquired a payroll provider in Germany. This acquisition will increase our revenue and client base in Germany and help us gain greater share of the payroll market in that country. The decision to expand into Brazil and further expand in Germany represents our focus on growth, specifically targeting product expansion through new markets and geographies."
Payroll service revenue was $395.2 million for the first quarter, an increase of 2% compared to the same period last year. This increase was driven by growth in checks per payroll and revenue per check. Checks per payroll increased 1.6% for the first quarter. Revenue per check grew modestly, as a result of price increases partially offset by discounting.
Human Resource Services (“HRS”) revenue was $202.7 million for the first quarter, an increase of 11% compared to the same period last year. This increase was driven primarily by client base growth in our retirement services, Paychex HR Solutions, and eServices products, and by price. Retirement services revenue also benefited from an increase in the average asset value of participants' funds. Insurance services revenue reflected an increase in the number of health and benefits applicants and higher premiums in workers' compensation insurance services. Within our eServices products, we continue to add software-as-a-service solutions through product development and acquisitions, contributing to client growth in this area. HRS revenue growth was tempered somewhat by higher direct costs within our professional employer services.
Total expenses were $352.8 million for the first quarter, an increase of 4% compared to the same period last year, primarily in compensation-related expenses. This increase related to both our investment in product development and supporting technology and higher sales-related costs attributable to solid sales execution in the first quarter and sales force investment that began during the fiscal year ended May 31, 2013 ("fiscal 2013").

For the first quarter, our operating income was $255.1 million, an increase of 7% from the same period last year. Operating income, net of certain items, (see Note 1 on page 3 for further description of this Non-GAAP financial measure) also increased 8% to $245.1 million for the first quarter compared to $227.9 million for the same period last year.

	For the three months ended August 31,
$ in millions	2013	2012	Change
Operating income	$255.1	$238.0	7%
Excluding: interest on funds held for clients	(10.0)	(10.1)	(1)%
Operating income, net of certain items	$245.1	$227.9	8%
Operating income, net of certain items, as a percent of total service revenue	41.0%	40.1%
Interest on funds held for clients was $10.0 million for the first quarter, a decrease of 1% compared to the same period last year. This decrease was driven by the impact of lower average interest rates earned, offset partially by a 7% increase in average investment balances. The increase in average investment balances was driven primarily by the expiration of certain payroll tax cuts on December 31, 2012, which resulted in higher employee social security withholdings, along with growth in checks per payroll and client growth. The decrease in average interest rates earned resulted from declines in average yields on high credit quality financial securities. Investment income, net, was $1.2 million for the first quarter, a decrease of 35%, compared to the same period last year. This decrease was primarily a result of lower average interest rates earned, partially offset by higher average investment balances resulting from investment of cash generated from operations.
Average investment balances and interest rates are summarized below:

	For the three months ended August 31,
$ in millions	2013	2012	Change
Average investment balances:
Funds held for clients	$3,523.2	$3,302.0	7%
Corporate investments	$864.0	$766.3	13%

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.1%	1.2%
Corporate investments	0.7%	1.0%

Total net realized gains	$0.2	$0.2
The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized loss of $8.2 million as of August 31, 2013, compared with a net unrealized gain of $34.7 million as of May 31, 2013. During the first quarter, the net unrealized gain/loss on our investment portfolio ranged from a net unrealized gain of $35.0 million to a net unrealized loss of $11.5 million. This fluctuation from a net gain early in the first quarter to a net loss position was driven by increases in market rates of interest. The net unrealized gain on our investment portfolios was approximately $10.1 million as of September 23, 2013.

OUTLOOK
Our outlook for the fiscal year ending May 31, 2014 (“fiscal 2014”) is unchanged. It is based upon current market, economic, and interest rate conditions continuing with no significant changes. Our expected full year fiscal 2014 payroll revenue growth rate is based upon anticipated client base growth and increases in revenue per check. HRS revenue growth is expected to remain in line with our recent experience.

Our guidance is as follows:

	Low		High
Payroll service revenue	3%	—	4%
HRS revenue	9%	—	10%
Total service revenue	5%	—	6%
Net income	8%	—	9%
Operating income, net of certain items, as a percent of total service revenue is expected to be approximately 38% for fiscal 2014. The effective income tax rate for fiscal 2014 is expected to be in the range of 36% to 37%. Net income growth for fiscal 2014 is expected to benefit from a strong comparison in the fourth quarter as a result of the impact of the settlement of a state income tax matter in fiscal 2013, which reduced diluted earnings per share by approximately $0.04 per share. This settlement is not expected to have an impact on the effective income tax rate for fiscal 2014.
Interest on funds held for clients and investment income for fiscal 2014 are expected to continue to be impacted by the low interest rates.
Note 1: In addition to reporting operating income, a United States (“U.S.”) generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.
QUARTERLY REPORT ON FORM 10-Q
Our Quarterly Report on Form 10-Q (“Form 10-Q”) is normally filed by the close of business on the same day as this press release is issued, and is available at www.paychex.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.
CONFERENCE CALL
Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for October 1, 2013 at 10:30 a.m. Eastern Time, at http://investor.paychex.com/webcasts. The webcast will also be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com.
For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074

ABOUT PAYCHEX
Paychex, Inc. is a leading provider of payroll, human resource, insurance, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 570,000 payroll clients as of May 31, 2013. For more information about Paychex, Inc. and our products, visit www.paychex.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS PURSUANT TO THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•
general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition;

•	changes in the availability of skilled workers;

•
changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation rates and underlying claims trends;

•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;

•	the possibility of a security breach that disrupts operations or exposes client confidential data;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of a failure of internal controls or our inability to implement business processing improvements;

•
the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations; and

•	potentially unfavorable outcomes related to pending legal matters.
Any of these factors, as well as such other factors as discussed in our periodic filings with the SEC, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. We undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share amounts)

	For the three months ended August 31,
	2013	2012	Change
Revenue:
Payroll service revenue	$395.2	$385.9	2%
Human Resource Services revenue	202.7	182.2	11%
Total service revenue	597.9	568.1	5%
Interest on funds held for clients (1)	10.0	10.1	(1)%
Total revenue	607.9	578.2	5%
Expenses:
Operating expenses	164.7	163.5	1%
Selling, general and administrative expenses	188.1	176.7	6%
Total expenses	352.8	340.2	4%
Operating income	255.1	238.0	7%
Investment income, net (1)	1.2	1.9	(35)%
Income before income taxes	256.3	239.9	7%
Income taxes	93.5	86.8	8%
Net income	$162.8	$153.1	6%

Basic earnings per share	$0.45	$0.42	7%
Diluted earnings per share	$0.44	$0.42	5%
Weighted-average common shares outstanding	365.3	363.0
Weighted-average common shares outstanding, assuming dilution	366.7	363.8
Cash dividends per common share	$0.35	$0.32	9%

(1)
Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions, except per share amount)

	August 31, 2013	May 31, 2013
ASSETS
Cash and cash equivalents	$111.6	$107.3
Corporate investments	447.6	398.2
Interest receivable	28.7	32.4
Accounts receivable, net of allowance for doubtful accounts	154.7	133.4
Deferred income taxes	2.0	2.3
Prepaid income taxes	—	49.9
Prepaid expenses and other current assets	42.0	36.6
Current assets before funds held for clients	786.6	760.1
Funds held for clients	3,911.7	4,072.5
Total current assets	4,698.3	4,832.6
Long-term corporate investments	365.6	369.1
Property and equipment, net of accumulated depreciation	350.5	346.0
Intangible assets, net of accumulated amortization	42.1	45.2
Goodwill	533.9	533.9
Deferred income taxes	36.3	34.1
Other long-term assets	4.5	2.8
Total assets	$6,031.2	$6,163.7

LIABILITIES
Accounts payable	$40.4	$42.7
Accrued compensation and related items	129.3	138.2
Deferred revenue	4.5	5.2
Accrued income taxes	25.6	—
Deferred income taxes	2.3	8.1
Other current liabilities	35.1	34.3
Current liabilities before client fund obligations	237.2	228.5
Client fund obligations	3,913.2	4,039.7
Total current liabilities	4,150.4	4,268.2
Accrued income taxes	21.8	19.7
Deferred income taxes	58.3	53.3
Other long-term liabilities	52.3	48.8
Total liabilities	4,282.8	4,390.0

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 365.2 shares as of August 31, 2013 and 365.4 shares as of May 31, 2013, respectively.	3.7	3.7

Additional paid-in capital	715.4	659.5
Retained earnings	1,034.2	1,088.5
Accumulated other comprehensive (loss)/income	(4.9)	22.0
Total stockholders’ equity	1,748.4	1,773.7
Total liabilities and stockholders’ equity	$6,031.2	$6,163.7

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	For the three months ended August 31,
	2013	2012
OPERATING ACTIVITIES
Net income	$162.8	$153.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	24.4	24.1
Amortization of premiums and discounts on available-for-sale securities, net	16.7	13.3
Stock-based compensation costs	7.5	6.4
Provision for deferred income taxes	10.3	10.2
Provision for allowance for doubtful accounts	0.8	0.2
Net realized gains on sales of available-for-sale securities	(0.2)	(0.2)
Changes in operating assets and liabilities:
Interest receivable	3.7	6.6
Accounts receivable	(22.1)	(10.9)
Prepaid expenses and other current assets	44.5	4.5
Accounts payable and other current liabilities	15.4	10.3
Net change in other assets and liabilities	2.9	0.1
Net cash provided by operating activities	266.7	217.7
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(6,372.8)	(5,228.6)
Proceeds from sales and maturities of available-for-sale securities	6,696.4	4,865.8
Net change in funds held for clients’ money market securities and other cash equivalents	(267.0)	1,156.8
Purchases of property and equipment	(25.1)	(22.0)
Purchases of other assets	(0.7)	(0.1)
Net cash provided by investing activities	30.8	771.9
FINANCING ACTIVITIES
Net change in client fund obligations	(126.6)	(847.5)
Dividends paid	(127.9)	(116.4)
Repurchases of common shares	(83.9)	—
Equity activity related to stock-based awards	45.2	14.5
Net cash used in financing activities	(293.2)	(949.4)
Increase in cash and cash equivalents	4.3	40.2
Cash and cash equivalents, beginning of period	107.3	108.8
Cash and cash equivalents, end of period	$111.6	$149.0